As filed with the Securities and Exchange Commission on October 23, 2000 Registration No. _________________

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM SB-2/A
                                AMENDMENT NO. 1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               AutoFund Servicing,  Inc.
                 (Name of small business issuer in its charter)

        Nevada                         0000                       88-0465858
(State or other jurisdiction of   (Primary Standard Industrial  (I.R.S. Employer
 incorporation or Organization)    Classification Code Number)   Identification Number)


3201 Cherry Dr., Suite 314-San Antonio, TX  78230         (210) 979-0840
(Address of principal executive offices)                  Telephone Number

                          Nevada Legal Forms & Books, Inc.
                 3020 W. Charleston Blvd., Las Vegas, NV 89102
             (Name, address and phone number for agent for service)

                                   Copies to:
                          Orsini & Rose Law Firm, P.A.
                               3800 Central Avenue
                            St. Petersburg, FL 33731

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c)under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [x]


                                          CALCULATION OF REGISTRATION FEE
------------------------  ----------------- ------------------ ------------------- ------------------
Title of each class of    Amount to be      Proposed maximum   Proposed maximum    Registration Fee
securities to be          registered        offering price     aggregate offering
registered                                  per share(1)       price(1)

PREFERRED STOCK          1,000,000 shares    $1.644            $1,644,000          $434.02
------------------------ ----------------- ------------------ ------------------- ------------------

Note (1) Estimated solely for calculating the registration fee.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.




                                   PROSPECTUS

AutoFund Servicing, Inc. ("Company") may offer from time to time shares in its common stock, $0.001 par value in amounts, at prices and on terms to be determined at the time of each offering in one or more supplements to this prospectus.

                            AUTOFUND SERVICING, INC.
               1,000,000 shares of 10% Convertible Preferred Stock

                                $ 1.644 per share

AutoFund Servicing, Inc.                                      We are in the collection service business of
3201 Cherry Ridge Drive                                       acquiring, servicing and collecting
San Antonio, Tx. 78230                                        sub-prime automobile finance paper
                                                              with deficiency balances, charged off
                                                              balances, performing and non-performing
The Offering                                                  contracts.
                        Per Share        Total                Each share is convertible
                        ---------        -----                into three shares
                                                              of common and
Public price......      $1.644          $1,644,000            yields a 10% per annum
Selling                                                       stock dividend for three years.
Fees......              $0.219          $  219,000

AutoFund
Servicing, Inc.         $1.425          $1,425,000            The offering price may not
                                                              reflect the market price of our
                                                              shares after the offering.





This investment involves Risk, and you should read the "Risk Factors" to consider on page 12.




Neither the Securities and Exchange Commission nor any State Regulatory Body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                               September 29, 2000

                                September 15,2000

                                The Registration

         This Registration Statement and Prospectus is being filed on Form SB-2 of the 1933 Securities Act. Prior to this filing, none of the securities have been publicly traded as no public market has existed. On July 11, 2000, The Company authorized a capitalization of 50,000,000 common shares, par value $0.001 and 1,000,000 preferred shares, par value $0.001. On July 25,2000, the Board of Directors of the Corporation passed a resolution to accept an agreement for the exchange of common stock between AutoFund Servicing, Inc., a Nevada corporation and AutoFund, Inc. a Texas Corporation. The Board of directors also authorized the Transfer Agent to issue to share holders of the Texas Corporation 18,000,000 shares of the common stock of AutoFund Servicing, Inc., a Nevada corporation, $0.001 par value from its treasury so the amount of shares then issued would be equal to 90% of the combined total of 20,000,000 outstanding shares, in exchange for 100% of the issued and outstanding shares of AutoFund, Inc., a Texas corporation, such that AutoFund, Inc.(Texas), shall become a wholly owned subsidiary of AutoFund Servicing, Inc., a Nevada corporation.

                                TABLE OF CONTENTS


Prospectus Summary ......................................................   4

The Offering ............................................................   4

Use of Proceeds .........................................................   4

Determination of Offering Price .........................................   5

Description of Convertible Preferred Stock ..............................   5

Plan of distribution ....................................................   6

Price Range of Price of Stock ...........................................   7

Dividend Policy .........................................................   7

Corporate Overview ......................................................   8

Capitalization ..........................................................  11

Risk Factors ............................................................  12

Disclosure Regarding Forward Looking Statements .........................  13

Management ..............................................................  27

Management's discussion and Analysis and Plan of Operations .............  40

Selected Financial Information ..........................................  48-70

Security Ownership of Beneficial Owners and Management

Legal Matters ...........................................................  71

Experts .................................................................  71

                               PROSPECTUS SUMMARY

         Before investing, you should read this prospectus summary together with the entire prospectus, including the more detailed information in our financial statements and accompanying notes appearing elsewhere in this prospectus. Unless otherwise indicated, all information contained in this prospectus relating to our shares of common and preferred stock is based upon information as of July 25, 2000
         This is an offer to sell 1,000,000 shares of the 10% convertible preferred stock of AutoFund Servicing, Inc. ( A Nevada Corporation). Each share is convertible into a total of three shares of common. The preferred stock offering price is $ 1.644 per share and yields a 10% per annum dividend paid in common stock at the market upon conversion.




                                  THE OFFERING


Preferred stock offered________________________________ 1,000,000 shares
Preferred stock outstanding after the offering_________ 1,000,000 shares

Proposed NASDAQ Symbol____________________________ AFSIpr


Ranking_____________  The preferred stock will rank senior to the common stock with respect to payments upon the liquidation, dissolution or winding up of the company.

Use of Proceeds______ The net proceeds to be received by the Company from the
                      sale of  1,000,000 Preferred   shares  offered  by  the
                      Company is approximately $1,425,000, after deducting $219,000 in offering expenses payable by the Company.
                      The company believes the net proceeds of this offering will be sufficient to fund its plan of operation.
                      From time to time in the ordinary course of business, the company evaluates the acquisition of products, businesses, and technologies that complement the Company's business, for which a portion of the net proceeds may be used.

                         Determination of Offering Price

         The Board of Directors determined the public offering price of the preferred by adding the debt to be retired, plus the offering fees and operating capital and dividing by the shares offered.


Offering Fees                       $   219,000
Operating capital                   $1 ,425,000
                                    -----------

                            Total   $ 1,644,000

                                    $ 1,644,000
                                    -----------
Shares offered                        1,000,000  =$1.644 per share


                   Description of Convertible Preferred Stock

         This is a three year convertible preferred stock offering. One preferred share is convertible into three shares of the Company's common stock at any time during the three year period at the option of the shareholder. The conversion is automatic on the third year record date if not converted earlier by the shareholder.
         The preferred shares yield a 10% per annum dividend, which is paid in common shares at the market upon conversion.
         The 10% annual common stock dividend is determined by multiplying the preferred share offering price ($1.644) by a factor of ten ($16.44) and dividing it by the market price per share. This will determine the number of common shares to the shareholder upon conversion.
         The Charter authorizes the issuance of 1,000,000 shares of Preferred Stock, par value $0.001per share ("Preferred Stock"). No other series of Preferred Stock has been authorized or issued. The Preferred Stock will rank senior to the Common stock with respect to the payment of dividends and amounts upon liquidation, dissolution or winding up of the Company without the consent of any holder of Preferred Stock.
          While any shares of Preferred stock are outstanding, the Company may not authorize, create or increase the authorized amount of any class or series of stock that ranks senior to the Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of the Company. However, the Company may increase the authorized number of shares of Preferred Stock or issue a series of Preferred Stock ranking junior to or on a parity with the Preferred stock with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution and winding up of the Company without the consent of any holder of Preferred Stock.

                              Plan of Distribution

     The company may sell Securities through underwriters or dealers, through agents or through a combination of any such methods of sale. The Prospectus with respect to the Securities will set forth the terms of the offering of the Securities, including the name or names of any underwriters, dealers, or agents, the initial public offering price, any underwriting discounts and other items constituting underwriters compensation, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which the Securities may be listed.
     Securities may be sold directly by the Company through agents by the Company from time to time at fixed prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer of sale of the securities will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus relating thereto. Unless otherwise indicated in the Prospectus, any agent will be acting on a best effort basis for the period of its appointment.
     In connection with the sale of securities, underwriters of agents receive compensation from the Company or from purchasers of Securities, for whom they act as agents, in the form of discounts, concessions of commissions.
Underwriters may sell securities to or through dealer and such dealers may receive compensation in the form of discounts, concessions or commissions they receive from the Company and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described in the applicable Prospectus. Unless otherwise set forth in the Prospectus relating thereto, the obligations of the underwriters will be obligated to purchase all the Securities if any are purchased. The initial public offering price and any discounts of concessions allowed or reallowed or paid to dealers may be changed from time to time.
     Unless otherwise specified in the related Prospectus, each series of Securities will be a new issue with no established trading market, other than the Preferred stock, which is to be traded on the NASDAQ Bulletin Board. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be approved for trading, upon notice of issuance, on the NASDAQ. The Company may elect to list any series of Debt Securities on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of or the trading market for, the Securities.
      Under agreements into which the Company may enter, underwriters, dealers and agents who participate in the distribution of securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.
     Underwriters, dealers and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.
     In order to comply with the securities laws of certain states, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption form the registration or qualification requirement is available and complied with.

Price Range of Class of Stock

Our common or preferred stock is not presently quoted on any NASDAQ market.


Dividend Policy

To date, we have not paid any cash dividends on our common stock. We currently intend to retain all of our future earnings for use in our business, and therefore, do not expect to pay dividends in the near future.

                               Corporate Overview


James. Haggard, President and CEO of AutoFund Servicing, Inc. (AFSI), is also President of AutoFund, Inc. (Texas). AFI was founded in August 1997, to originate sub-prime auto paper and broker the new paper into various wholesale finance companies. Shortly after AFI's start-up the capital markets began to fracture and an opportunity presented itself to make a bid on the Reliance Acceptance Corporation (RAC) before it went into bankruptcy. AFI aggressively put a financing package together and was ultimately not the successful winner. In mid 1998 Mr. Haggard approached the Managing Director of the post-bankrupt RAC to acquire various pieces of the RAC portfolio. It was recommended at that time to form a new corporation to handle and bid on servicing. The end result was the newly formed corporation of AFSI (Nevada) in July, 2000.

Within the first month of operating AFSI grew from 3 employees to 8 and now over 40 employees are handling the approximate 16,000 accounts transferred from the RAC portfolio. Now that this portfolio is well under control the team is ready to begin making other acquisitions and maximize staff performance.



The Subsidiary Texas Corporation (Charter # 01506805-00), was incorporated on September 28, 1998. Its founder, James D. Haggard, also servers as President and CEO. He currently is the sole shareholder. The company elected "S Corp." status in 1998 and anticipates changing that election in the year 2000. Future discussions involve establishing stock distribution incentives for certain employees and officers.

AFSI maintains its corporate offices at 3201 Cherry Ridge Dr., Suite 314 San Antonio, Texas 78230. The corporate office handles capitalization, banking, corporate accounting, auditing, legal and human resources functions. The fully functional collection center and headquarters for all repossession and vehicle disposal activities is adjacent to the corporate offices. The facility contains additional space, which can accommodate future growth.

The Company operates nationally and is subject to various state and federal laws, including the Federal Truth-In-Lending Act, the Federal Equal Opportunity Act, the Federal Fair Debt Collection Practices Act and the Federal Trade Commission Act. Requirements include licensing and qualification and regulation of maximum finance charges, extension of credit, collection practices, the selling of insurance products and rights to repossess and sell cars.

The Company's experienced personnel has operated in a multi state environment, is aware of the regulations and industry practices and has experienced legal counsel involved in all matters regarding legal compliance.

                            THE CORPORATION BUSINESS

AFS provides collection services for charged off debt. AFS services charged-off consumer debt, primarily auto loans. The Company generated 1999 revenue from servicing auto loans (100% of sales) from Reliance Acceptance Corp/Bank of America. The contract initially called for AFS to retain 29% of collection after reimbursement expenses. This contract was renegotiated in February 200 for 29% retention on secured accounts and bankruptcies and 45% on deficiency accounts. The Company began servicing approximately $3 million in credit card debt early this year, which accounted for 9% of sales for the first half of 2000. This contract calls for a 50% split on collections after reimbursable expenses. In June 2000, the Company began servicing a contract with All American for charged-off auto loans on 15,500 accounts totaling approximately $86 million. The contract calls for a 50% split on collections after reimbursable expenses. The Executive Management Team has in excess of 116 years of combined experience in the areas of servicing, origination, acquisition and liquidation of sub-prime automotive assets.

AFSI's Corporate office is located at 3201 Cherry Ridge Drive, Suite 314, San Antonio, Texas 78230. The corporate offices are leased from a multi tenant facility with additional growth opportunities. AFSI Offices are approximately 21,000 square feet of leased space with an additional 5,000 sq. feet under negotiations. All leases were initiated in 1999 and have a negotiated term of three (3) years with two renewal options every 3 ears, each with a 3 year term.

As of this date the company is servicing 32,000 contacts under a Servicing Agreement negotiated with Reliance Acceptance Corporation, on behalf of Bank of America and All American Acceptance Corp. The firm is in current negotiations to acquire two additional deficiency portfolios and further portfolios have been discussed. The company has also purchased a charge off credit card portfolio of 2200 accounts. Under the current RAC Servicing Agreement, AFSI has generated more than six million dollars of revenue in less than 18 months. [AFSI, in its first month of operation, reached break even after paying all up-front start-up costs.] This is a result of a dedicated and seasoned staff guided by strong leadership with an aptitude for comprehensive operations and fair management practices.

The charge off credit industry has dramatically changed in the past 12 months. Previously, lenders would contact a collection agency to service their debt. The lender would still have the liability and collection agencies are very aggressive, creating litigation. Now, the lenders are selling their charged off debt, creating a new industry. There is an estimated 3 Trillion dollars of deficient consumer debt in the United States.

The company is currently debt free and has been capitalized through cash flow and direct shareholder equity contributions by James Haggard. The value of the hard equity invested is in excess of $300,000 plus a remaining value of AFSI's Servicing Agreement with RAC of an additional $1,000,000 making the total hard equity invested in this company approximately $1,300,000 plus sweat equity, which we will not value for these purposes.

Currently AFSI has a value remaining in its RAC Servicing Agreement of approximately $1,000,000. The facility and staffing at the current level of servicing will shortly be under utilized. Therefore, it is vital to the growth of the company to structure a financing facility, which will accommodate acquisitions of various other portfolios. It is widely known that the sub-prime automotive industry is in serious financial difficulty. Sub-Prime & Prime Auto Finance Companies perform at a substandard level in attempting to service their charged off accounts. Capital markets have continued to erode over the past two years. It is the vision of AFSI to capitalize on this market downturn and to continue to utilize these opportunities in the form to achieve superior servicing recovery results. AFSI would prefer to structure opportunities in the form of direct acquisitions, although, we recognize that at times a Sub-servicing agreement is a prudent business.

It is the belief of AFSI and other Industry leaders that the opportunity to build a strong Servicing company is now. This trend is predicted to continue over the next 5 years due to lengthy process of the bankruptcy court system. The future unfortunately holds continued capital erosion for sub-prime automotive companies generating new paper and issuing securities. Many of the securities sitting on shelves are underwater financially and the investor marker remains unwilling to pay up for the investment. Therefore, many firms, some currently publicly traded are in jeopardy of filing for bankruptcy and bankruptcy protection. This is where AFSI can bid to acquire the servicing and create immediate cash flow this financial servicing arrangement allows the company to immediately reduce their overhead and provides immediate capital to the Creditors. To date AFSI has had the opportunity to review in excess of $500million in contract values. However, at this time we feel $10 million will allow us to purchase $250,000,000 in face value portfolios or approximately 45,000 +/- contracts. We are finding the deficiency balance market to function in open bidding auctions and settlement prices discounted to, 01 - .03 cents on the dollar of face value depending on the former quality of servicing or lack thereof. Our experience has determined that when a company begins to get into financial problems, general employee moral is the first thing to erode.

Employees begin to seek other employment and leave or their allocated overtime to collect is cut from the budget. In this process many portfolios are not worked as prudently as they should be. Thus, AFSI sees this as an opportunity to acquire, convert the systems and service the paper for optimum results.

AFSI Collectors and Repossession experts are seasoned professionals. A good number of these of these individuals come to AFSI through the eventual liquidation of Reliance Acceptance Corporation. AFSI has been able to attract some of the key personnel who once worked their portfolio. AFSI has been able to attract some of the key personnel who once worked their portfolio. AFSI has paid a great deal of attention to providing employees with appropriate incentives plan to attract and retain these personnel.

The average hourly cost per employee is $12 per hour. Other major cities like Dallas would cost $18 per hour for the same qualifications. San Antonio has a wealth of servicing trained employees in this hourly wage category. Additionally, many of these employees are bilingual and are hard working individuals. New housing in the are averages about $50 per square foot. This is almost 50% less than other major cities.

AFSI's profit performance will be enhanced with the lower cost of living in San Antonio. Additional benefits of San Antonio include the Central Standard Time Zone for ease of national collection calls. AFSI has already had initial conversations with the City Economic Development authorities about the growth potential of the firm. AFSI intends on reopening these conversations with the City. It is AFSI's intent to become a major employer in the City within the next three years having as many as 300 employees.

Through internal working knowledge, AFSI obtained the ParaData platform system for servicing. Financial reports are complete and timely. Bank of America and RAC have thoroughly reviewed these reports and monitor them frequently for accuracy. AFSI currently has the capability of collecting payments from customers not only by normal mail but also by credit card, Western Union Quick Collect and Western Union Phone Pay.



                            AUTOFUND SERVICING, INC.
                                 CAPITALIZATION
                                  JULY 31, 2000






                                                                                                           PREFERRED
                                                         HISTORICAL       STOCK      PRO FORMA        STOCK         PRO FORMA
                                                                        OFFERING      ADJUSTED      CONVERSION      ADJUSTED
                                                                        --------      --------      ----------      --------

SHORT TERM DEBT (NONE)                                            0                         0                             0
LONG TERM DEBT (NONE)                                             0                         0                             0
SHAREHOLDERS' EQUITY
          PREFERRED SHARES - 1,000,000
          SHARES AUTHORIZED, 0.001 PAR VALUE
          NO SHARES ISSUED AND OUTSTANDING                        0            0            0

          COMMON SHARES  - 50,000,000
          SHARES AUTHORIZED, 20,000,000
          SHARES ISSUED AND OUTSTANDING
          32,000,000 SHARES AVAILABLE                            10       0.0005       0.0005               0         0.005

ADDITIONAL PAID IN CAPITAL                                        0

RETAINED EARNINGS                                               215       0.0108       0.0108               0        0.0108
                                                                ---       ------       ------               -        ------

             TOTAL SHAREHOLDERS' EQUITY                         225       0.0113       0.0113               0        0.0113
                                                                ---       ------       ------               -        ------

TOTAL CAPITILIZATION
(1) HISTORICAL FUGIURES REFLECT THE FACT THAT COMPANY HAS NO DEBT
(2) PREFERRED SHARES HAVE NO CONVERSION FEATURE INTO COMMON SHARES

                                  RISK FACTORS

THE SECURITIES BEING OFFERED HEREIN ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. BEFORE MAKING AN INVESTMENT IN THE COMPANY, PROSPECTIVE INVESTORS SHOULD GIVE CAREFUL ATTENTION TO THE FOLLOWING RISK FACTORS INHERENT IN AND AFFECTING THE BUSINESS OF THE COMPANY.

         o The Company was formed on March 7, 1997 and acquired AutoFund, Inc a Texas corporation on July 25, 2000. o Minimal historical data: With just over a year of operating history and relatively low earnings, future profitability is uncertain.

         o Dramatic earnings projections: The Company's earnings are projected to Increase 1,123% in the base year 2000 over the previous year.

         o Dependence on select customers: The Company generated 100% of 1999 revenue from the loan portfolio with Reliance Acceptance Corp/Bank of America.

         o One of the factors that may influence the price of the Company's Common and Preferred Stock in public trading markets is the annual yield as compared to yields on other financial instruments. Thus, an increase in market interest rates will result in higher yields on other financial instruments, which could adversely affect the market price of the shares of Common Stock and any Preferred Stock.

         o Share holders have no right or power to take part in the management of the Company except through the exercise of voting rights on certain specified matters. The Board of directors is responsible for managing the Company. The Company's future success, including particularly the implementation of the Company's growth strategy, is substantially dependent on the active participation of Mr. Haggard. The loss of services of this individual could have a material adverse effect on the Company.

         o Government (State and Federal) intervention on regulations and new law enactments that could interfere with skip tracing abilities, (i.e. Privacy Protection) intervention on the sale of collateral (i.e. required court order).

         o Product liability exposure and other potential litigation issues. o Competition and the ease with which new competitors can enter into the market place.

         o        As the industry  becomes more  competitive the availability of
                  dedicated   employees  will  decrease  and  compensation  will
                  increase.

                 Disclosure Regarding Forward Looking Statements

This  Prospectus  includes  forward  looking  statements  within the  meaning of
Section 27A the Securities Act of 1933, as amended, and Section 12E of the Securities Exchange Act of 1934, as amended. Although the company believes that the expectations reflected in such forward looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

The financial position of AFS was a key consideration in determining value. Following are financial highlights of AFS.

                               FINANCIAL ANALYSIS

         o Historical sales were $968,000 in the fiscal year just completed.
         o Sales for the base year are estimated to be $2,600,000. This estimate is supported by 6 months interim sales of $1,267,000
         o Sales are projected to grow at an average of 44.0% per year over the next five years to $16,000,000.



                                [GRAPH OMITTED]




             Base Year             Pro Forma Years            %Growth

Profitability Trends

         o        EBIT for fiscal 1999 was $81,000, which was 8.4% of sales.

         o EBFF for the base year 2000 is expected to be $968,000, which is 37.2% of expected sales.

         o Over the next five years EBIT is expected to increase relative to sales.

                                 [GRAPH OMITTED]

                       BASE YEAR PRO FORMA YEARS %OF SALES
                       *Earnings before interest and taxes

                           Adjusted Income Statements

AFS' historical income statements have been adjusted to present the business as if it had been managed to maximize profitability. Since privately owned companies tend to keep reported profits and resulting taxes as low as possible, adjusting the financial statements is an important element to understanding the true earning capacity of the business. This allows for meaningful comparisons with other investment opportunities.


Schedule 1 shows the adjustments made to AFS' historical income statements.




                            AutoFund Servicing, Inc.
   Historical Income Statements with Adjustments Details for the Fiscal Years ended December 31 ($000) and the Six Months Ended June 30, 2000

Schedule I                                         1999                      June 30, 2000
                                   Note PerBooks     Adj.     Revised   PerBooks      Adj.   Revised


Revenue                                 968          -        968          1,267      -         1,267

Operating Expenses

Collection Expenses                     10           -        10        2             -          2
Employee Benefits                       36           -        36        (2)           -         (2)
Postage                                 11           -        11        8             -          8
Telephone Expense                       51           -        51        53            -         53
Computer Expense                        13           -        13        12            -         12
Conference & Meetings                   5            -        5         2             -          2
Contract Labor                          4            -        4         5             -          5
Employee Expenses                       2            -        2         2             -          2
Insurance                               12           -        12        28            -         28
Leased Equipment                        5            -        5         2             -          2
Meals & Entertainment           (1)     4            (3)      1         2             -          2
Office Expenses                         15           -        15        69            -         69
Professional Fees               (2)     26           -        26        19            (19)       0
Rent                                    56           -        57        41            -         41
Travel                                  6            -        6         7             -          7
Vehicle Expense                 (3)     3            (2)      1         2             -          2
Wages & Salaries                        575          -        575       445           -        445
Payroll Taxes                           45           -        45        21            -         21
Other                                   15           -        15        39            -         39
Temp Staff                              0            -        0         78            -         78
Loan Reports                            0            -        0         3             -          3
Reimbursable Expenses                   (28)         -        (28)      42            -         42
Depreciation                            25           -        25        8             -          8

Total Operating Expense                 892          (5)      887       888           (19)     869

Other Expense                           0            -        0         0             -        0

EBIT                                    76           5        81        379           19       398

Interest                                0            -        0         0             -        0

Pretax Income                           76           5        81        379           19       398




                   Notes and Adjustment Details to Schedule 1

                                                                    1999 Interim
                                                                    ------------
Operating Expenses

     (1)  Meals & Entertainment
             Recast Owner Discretionary Expense                   (3)       -

     (2)  Professional Fees
             Recast Geneva Fee                                     -      (19)

     (3)  Vehicle Expense
             Recast Owner Discretionary Expense                   (2)       -

Adjusted Income Statement, Common-sized

Once the historical income statements have been adjusted to reflect the true earnings history of the Company, it is possible to analyze the statements over time.

The following schedule shows the adjusted income statements (from Schedule 1) for each historical year.
                            AutoFund Servicing, Inc.
     Adjusted and common-sized Income Statements for the Fiscal Years ended
           December 31 ($000) and the Six Months Ended June 30, 2000




Schedule 2
                                   1999                               6/30/00
                                   ---------------------------------------------
                                   Revised     % of Sales   Revised   % of Sales
Revenue                            968         100.0%       1,267     100.0%
Operating Expenses                 887          91.6%         869      68.6%
Operating Income (Loss)             82           8.4%         398      31.4%
EBIT                                81           8.4%         398      31.4%
Pretax Profits                      81           8.4%         398      31.4%

                           Pro Forma Income Statements

Using the adjusted historical statements as the starting point, we developed the following pro forma income statements to indicate the revenue and profit potential of AFS. In developing the pro formas, we considered that they must be credible to potential buyers. Aggressive growth projections, when not well supported, are perceived to be of high risk and will affect the buyer's opinion of value. Well-supported projections, on the other hand, are considered lower in risk and more acceptable to buyers.

In Schedule 3 we further adjusted the statements presented in Schedule 2 to remove depreciation and amortization from cost of goods sold and operating expenses. These items were left in Schedule 2, as depreciation and amortization are required for a meaningful ratio comparison to other industry companies. However, we find that most buyers prefer seeing depreciation and amortization removed from cost of goods sold and operating expenses, and shown separately so the relationship to capital expenditures is obvious. Therefore depreciation and amortization have been moved in Schedule 3 to separate lines just before the Operating Income (Loss) subtotal.




                            AutoFund Servicing, Inc.
           Revised and Proforma Income Statements for the Fiscal Years
         ended December 31 ($000) and the Six Months Ended June 30, 2000

                                   Schedule 3

                                   Revised                                                  Pro Forma
                                     6 Months         Est.
                                 ---------------------------------------------
                              1999       6/30/00     2000       2001       2002        2003      2004       2005
                              ----       -------     ----       ----       ----        ----      ----       ------

Revenue                       968        1,267       2,600      4,700      7,100       9,900     12,900     16,100
    % Growth                                         168.6%     80.8%      51.1%       39.4%     30.3%      24.8%
   Operating Expenses         862        861         1,560      2,829      4,260       5,920     7,740      9,660
    % of Sales                89.0%      68.0%       60.0%      60.0%      60.0%       60.05     60.0%      60.0%
   Depreciation               25         8           72         99         124         91        107        109
Operating Income(Loss)        81         398         968        1,781      2,716       3,869     5,305      6,331
    % of Sales                8.4%       31.4%       37.2%      37.9%      38.3%       39.1%     39.2%      39.3%
EBIT                          81         398         968        1,781      2,716       3,869     5,053      6,331
    % of Sales                8.4%       31.4%       37.2%      37.9%      38.35       39.15     39.2%      39.3%
   Interest Expense           0          0           0          0          0           0         0          0
Pretax Profits                81         398         968        1,781      2,716       3,869     5,053      6,331
    % of Sales                8.4%       31.4%       37.2%      37.9%      38.3%       39.1%     32.2%      39.3%
   Taxes                      16                     329        606        923         1,315     1,718      2,153
Net Income                    65                     639        1,175      1,793       2,554     3,335      4,178
    % of Sales                6.7%                   24.6%      25.0%      25.3%%      25.8%     25.9%      26.0%
EBITDA                        106        406         1,040      1,880      2,840       3,960     5,160      6,440
    % of Sales                11.0%      32.0%       40.0%      40.0%      40.0%       40.0%     40.0%      40.0%



ANALYSIS OF INCOME STATEMENTS

The assumptions that form the basis for the pro forma income statements, and our analysis of the historical statements which underlies those assumptions follow.


Sales

In the first year of operations, sales totaled $968,000 from the servicing of the Reliant Acceptance Corp/Bank of America (RAC) portfolio. During the interim period ending June 30,2000, sales totaled over $1.26 million. During the first half of 2000 the Company continued to grow its infrastructure and service its existing portfolio. The Company renegotiated its contract with RAC in 2000 to increase its collection retention from 29% to an average of 37%. AFS also added a $3 million portfolio of credit card debt in February 2000. The Company began servicing an $86 million dollar portfolio in June on which the AFS receives a 50% retention. Based on these factors, sales are expected to grow 168.6% to $2.6 million during the base year 2000. Management expects sales to increase between 24.8% and 51.1% annually during the remainder of the pro forma period based upon the Company continuing to build infrastructure and obtain new portfolios.


Operating Expenses

Operating expenses were 89% of sales in 1999, based on a 29% retention on collections for RAC. Since this contract was renegotiated in 2000, to an average of 37% retention, operating expenses dropped to 68% of sales for the interim period ending June 30, 2000. Management expects operating expenses to be 60% of sales in the base year and throughout the pro forma period. This decrease (as a percentage of sales) in operating expenses is due to higher margins created by increased retention rates on recent contracts.

Management Compensation

Management estimates that one replacement manager to be paid $200,000 annually will be adequate to fulfill the duties and functions of the current owner. The owner is currently receiving this salary for year 2000. In 1999 the owner received $75,000 in salary. Due to the start-up nature of the Company1 the difference between this salary and the estimated fair market salary was not recast.


Special Recasting

Management perquisite recasts totaling $5,000 in 1999 include owner travel and entertainment and auto expenses.


Non-recurring recasts include $19,000 in 1999 for a consulting fee.

Depreciation and Capital Expenditures

Depreciation on existing fixed assets was calculated using the straight-line method over the estimated useful lives of the assets. The following shows the Company's fixed asset base and associated pro forma depreciation expense ($000):


                             Recast Net      Estimated
                             Book Value      Remaining Depreciation
Fixed Assets                 12/31/99        Depreciable Life           Per Year
------------                 --------        ----------------           --------
Operational Equipment        181                     3                       60


To provide for future growth, we have provided for capital expenditures during the pro forma period. Depreciation on fixed assets acquired during the pro forma period is included using the half-year convention. Full-year depreciation for the additional capital expenditures is calculated on the following table ($000):

                                    Capital         Depreciable       Annual
Year      Description               Expenditure         Life       Depreciation
-------------------------------------------------------------------------------
2000      Operational Equipment     100                 4                25
2001      Operational Equipment     103                 4                26
2002      Operational Equipment     106                 4                27
2003      Operational Equipment     109                 4                27
2004      Operational Equipment     113                 4                28
2005      Operational Equipment     116                 4                29




Taxes

Income taxes were calculated using the current combined federal and state income tax rates.




    Balance Sheets

         We have adjusted the most recent fiscal year-end balance sheet to reflect the operating assets and liabilities of the Company that would be accounted for in a sale. We then developed pro forma balance sheets to determine the future requirements for working capital.




                            Auto Fund Servicing Inc.
            Balance Sheets for Fiscal Years ended December 31 ($000)

                                   Schedule 4
-------------------------------------------------------------------------------------------------------------------------------
                                 FY      Adjust-   Revised        Est  2000                          Pro Forma             2005
                                 1999    ments     1999                       2001       2002        2003         2004

Assets
Current Assets
  Cash (and cash equivalents)    17      0          17            31          44         55          66           76       86
  Accounts Receivable            1       0          1             299         541        817         1139         1484     1853
  Prepaid Expenses               0       0          0             8           14         21          30           39       48
  Deposits                       3       0          3             8           14         21          30           39       48
                                 -       -          -             -           --         --          --           --       --
Total Current Assets             21      0          21            346         613        914         1265         1638     2035
Non-current Assets
 Fixed Assets-Net                181     0          181           209         213        195         213          219      226
Total non-current assets         181     0          181           209         213        195         213          219      226
Total Assets                     202     0          202           555         826        1109        1478         1857     2261
------------                     ---     -          ---           ---         ---        ----        ----         ----     ----
Liabilities & Equities
Current Liabilities
Accounts Payable                 5       0          5             78          141        213         297          387      483
Advances, Accrued Expenses       16      0          16            26          47         71          99           129      161
                                 --      -          --            --          --         --          --           ---      ---
Total Current Liabilities        21      0          21            104         18         284         396          516      644
Non-current liabilities
Long-term debt                   36      (36)       0             0           0          0           0            0        0
Shareholder Loans                59      (59)       0             0           0          0           0            0        0
Deferred Income Taxes            18      (18)       0             0           0          0           0            0        0
                                 --      ----       -             -           -          -           -            -        -
Total Non-current Liabilities                       0             0           0          0           0            0        0
                                                    -             -           -          -           -            -        -
                                 113     (113)
Total Liabilities                134     (113)      21            104         188        284         396          516      644
                                 ---     -----      --            ---         ---        ---         ---          ---      ---
Stockholders' Equity             68      113        181           451         638        825         1082         1341     1617
                                 --      ---        ---           ---         ---        ---         ----         ----     ----
Total Liabilities & Equity       202     0          202           555         826        1109        1478         1857     2261
                                 ---     -          ---           ---         ---        ----        ----         ----     ----
-------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                   Notes and Adjustment Details to Schedule 4
--------------------------------------------------------------------------------

(1)      Long term debt
         Eliminate debt as this is a predebt analysis                     (36)

(2)      Shareholder Loans
         Recast Shareholder Loans                                         (59)

(3)      Deferred Income Taxes
         Eliminate deferred taxes (and recast to equity)                  (18)

Analysis of Balance Sheets

         Cash

Cash is projected to increase incrementally, relative to sales growth, to support working capital requirements.

         Accounts Receivable

Accounts Receivable were 42 days outstanding during the interim period and are projected at 42 days throughout the pro forma period.

         Prepaid Expenses

         Prepaid expenses were 0.3% of sales during the interim period and are projected at 0.3% of sales throughout the pro forma period.

         Accounts Payable

         Accounts Payable were 3.0% of sales during the interim period and are projected at 3.0% of sales throughout the pro forma period.

         Fixed Assets

         The recast net book value of fixed assets at December 31, 1999 was $181,000. The net book value of $181,000 approximates the fair market value of the assets as estimated by management. Management estimated these values considering the age, usefulness and condition of the assets.

         Capital Expenditures

         Capital expenditures totaled $206,000 in 1999 for software and purchase of office and operational equipment. To support growth projections, annual capital expenditures are estimated at $50,000 in the base year and are expected to increase 3% annually to account for inflationary factors during the pro forma period.
         The fixed asset balances on the Pro Forma Balance Sheets for each year are the net of the balance for the prior year plus pro forma capital expenditures for the current year less pro forma depreciation expense.

         Stockholders' Equity

         The net difference between the projected growth of the total assets and total liabilities of the Company during the pro forma period results in the increase to stockholders' equity. Each year's stockholders' equity is calculated as follows: the current year's net income (Income Statements - Schedule 3) is added to the previous year's stockholders' equity. The current year's net cash flows are then deducted, resulting in the current year's stockholders' equity. Net cash flows (Pro forma Cash Flow Statements- Schedule 5) are not reflected in equity, as they are assumed to be paid out to the owners of the Company as dividends. As a result, stockholders' equity increases only slightly each year, as net cash flows are not retained in the Company.





Statement of Cash Flows

         Schedule 5 presents the cash flows resulting from the adjustments and projections made in the preceding schedules.


                            Auto Fund Servicing, Inc.
        Statement of Cash Flows for Fiscal Years ended December 31 ($000)
Schedule 5


        Change in Other Current Assets          -5      -6      -7      -9      -9      -9
        Change in Accounts Payable              73      63      72      84      90      96
        Change in accrued Expenses              10      21      24      28      30      32
                                               ---    ----    ----    ----    ----    ----
Total Cash Flow from Operations                798    1697    2635    3721    4907    6171

Cash Flow from Investing
        Capital Expenditures                  -100    -103    -106    -109    -113    -116
Total cash Flow from Investing                -100    -103    -106    -109    -113    -116
                                              ----    ----    ----    ----    ----    ----

Pre-tax Cash Flow                              698    1594    2529    3612    4794    6055
        Less Income Tax                        329     606     923    1315    1718    2153
        Less Financing Tax Benefit               0       0       0       0       0       0
                                              ----    ----    ----    ----    ----    ----

Predebt, Aftertax (Free) Cash Flow             369     988    1606    2297    3076    3902


                           Management


James D. Haggard                              President/CEO

John Polgar                                   Executive-Vice President
                                              Chief Operations Manager

Edward Aleman                                 Vice-President
                                              Director of Operations

Kathy Bewley                                  Human Resources Director

Dan Masterson                                 Vice-President
                                              Director of Marketing

Rick Allen                                    Director of Deficiency/Collections

W.B. Blair                                    Director of Corps Assets

Jim Tankersley                                Information Systems Manager

Bob Bernholtz                                 Collections Manager

Sharon Canfield                               Collections Manager

James D. Haggard
----------------

Experience       1998- Present                  AutoFund Servicing, Inc.
                 President/CEO                  San Antonio, TX

                 1997-1998                      AutoFund, Inc.
                 President                      San Antonio, TX

                  o        Originate indirect automobile sales finance
                  o        Contracting in 6 States (TX, FL, GA, SC, CO, NV)
                  o Insure timely funding to franchise automobile dealerships through strict adherence to lenders stringent policy and procedures.
                  o Negotiate agreements with outside funding sources to necessitate a complete product line in the near prime and sub-prime auto finance industry

                 1993-1997                      Reliance Acceptance Corporation
                 Senior Vice-President          San Antonio, TX

                  o Division Director - Responsible for the day to day operations of 8 branches, $125M of receivables to include 100 branch employees, 8 branch managers and 3 regional directors.
                  o Director of Marketing - Responsible for departmental objectives and goals. Increased company receivable base from $23M to $600M and operations from 9 branches to 54 branches.
                  o Special Assets Coordinator - Responsible for the profitable reconditioning and disposal of all the repossessions.


                 1992-1993                      Mercury Finance Co.
                 Business Development Manager   San Antonio, TX

                  o Expanded franchise dealer base from 23 to 86 in Dallas, San Antonio and Austin
                  o Assumed Branch Manager position in Austin for 60 days with a 450% increase in business and a 50% reduction in overall delinquency

                 1980-1992                      Automobile Sales and Finance
                 Finance Director               San Antonio, TX

                  o Contract consumers on sales finance contracts in the automotive industry. Sold contracts to private and captive finance institutions.

John Polgar
-----------

Experience       January 1999- Present                 AutoFund Servicing, Inc.
                 Executive V-P/Chief Operations Officer      San Antonio, TX

                  o Responsible for all operations including strategy, goal setting, personnel, compliance, and performance. Co-organize and participate in on sight due diligence visits for future portfolio acquisition.

                 August 1998-December 1998             Reliance Acceptance Corp.
                           Contract Employer                 San Antonio, TX

                  o Worked directly with the President in arranging files and setting up portfolio sales. Worked directly with the companies' legal council in financing the liquidation of the company after bankruptcy confirmation.

                 July 1994- July 1998                 Reliance Acceptance, Corp.
                 Director of Operations                      San Antonio, TX

                  o        Reported directly to the President
                  o Responsible for all operational issues including strategy, goal setting, personnel, compliance and performance.
                  o Responsible for 7 Regional Collection Centers, 2 district supervisors, one Director of Re-marketing of Repossessions with a combined employee base of 142 people servicing 20,000 accounts and $225 million in receivable.

                 March 1982- July 1992           I.T.T. Financial Services, Inc.
                 Divisional Director & Credit Manager        Columbus, OH

                  o Positions held included Branch Manager, Regional Manager, Divisional Director and Area Credit Manager.
                  o As Area Credit Manager - Responsible for loan approvals for the states of Ohio and Indiana for all products.
                  o As Divisional Director - responsible for 25 branch offices, five Regional Managers and one central purchasing  office  with  a  combined  staff  of  225
                           people.

                 January 1971-February 1982  Associated Financial Services, Inc.
                 Branch Manager                              Cleveland, Ohio

                  o Started on ground floor as a Collector in Cleveland, Ohio and advanced to Branch Manager.

                  o Managed offices in Strongsville, OH, Ashtabula, OH, Clarksburg, W. Va., Morgantown, W. Va., Cuyahoga Falls, Oh, and Akron, OH. Branches varied in size but all dealt in retail sales, consumer small loans and second mortgages.

                  o Responsibilities included portfolio control to company standards, expense control to the yearly budget and business development in all products geared to the corporate plan.

Edward R. Aleman, Jr.
---------------------

Qualifications

                  o Effectively wrote basic budgeting programs using database
                  o Sharp, innovative, quick learner with proven ability to adapt quickly to a challenge
                  o Team player with strong communications, planning and presentation skills
                  o        Honest, forthright, respected and trusted by others
                  o        Gained  computer  knowledge  on IBM PC and  Microsoft
                           Word

Education

                  o Bachelor of Arts-Economics Finance - University of Texas at San Antonio 1994
                  o        UTSA Economics Finance Club Member
                  o        Attended special seminars
                  o        Organized guest speakers
                  o        Raised funds for special events
                  o        Mary Carrol High School - Corpus Christi, TX 1989

Experience       March 2000 - Present                  AutoFund Servicing, Inc.
                 Vice-President/Director of Operations

                  o Responsible for the day to day operations of the entire organization

                 January 1999 - March 2000             AutoFund Servicing, Inc.
                 Collection Manager                          San Antonio, TX

                  o Responsibilities include: interviewing and hiring personnel for the collections department, goal setting and performance appraisals.
                  o Manages a staff consisting of - three deficiency collectors. One CRI Refund employee and two bankruptcy employees.

                 September 1995- December 1998        Reliance Acceptance, Corp.
                 Branch Manager                              San Antonio, TX

                  o Responsible for the attainment of a multimillion dollar portfolio and ensuring collections on delinquent accounts
                  o        Approved and denied credit applications
                  o        Responsible for hiring and training all employment
                  o Ensured operations followed in compliance related requirements with regard to company policy and Consumer Finance Laws

                 March 1995- September 1995            Frost Nation Bank
                 Adjuster II                                 San Antonio, TX

                  o Responsible for a multimillion dollar portfolio, Indirect and Direct Loans
                  o Acquired knowledge in the collection of delinquent accounts, deferred payments and due date changes
                  o Effective knowledge of vehicle repossession, Skip work and ceased vehicles procedures
                  o        Assisted in the liquidation of repossession vehicles

                 January 1995- March 1995           Texas Employment Commission
                 Caseworker II                               San Antonio, TX

                  o        Assisted in seminars  pertaining  to the Job Training
                           Program
                  o        Explained and enrolled unemployment benefits
                  o        Expanded on Public Relations skills

                 July 1989- August 1993             Paragon Cable
                 Sales/Customer Service                      San Antonio, TX

                  o        Scheduled hookups and disconnects for cable customers
                  o Telemarketing for new customers and special events, building customer relations
                  o        Collections

Dan Masterson
-------------

Experience       January 2000- Present                  AutoFund Servicing, Inc.
                 Vice-President/Director of Marketing   San Antonio, Tx

                  o Establish and maintain a contact list of prospective clients through either direct source or brokers that can provide available portfolios that would conform to the criteria best suited for our company's expertise.
                  o Investigate available portfolios on the market place, determining their value and constructing a pro forma spreadsheet for bidding evaluation, subject to due diligence.
                  o Perform on-site due diligence investigations on portfolios, deemed viable, to confirm or dispel pro forma's predicted value.
                  o Ensure licensing compliance for all 50 states including the District of Columbia
                  o        Lead and direct a due diligence team
                  o Direct IS/IT Department to ensure continuous computer network and telephone system service.

                 1998-2000                       World Car Nissan
                 Finance Director                San Antonio, TX

                  o Responsible directly to the General Manager for performance quotas
                  o Reconcile contract receivables o Maintain and direct a finance department.
                  o Solicit credit applications to a variety of lenders (Prime, Non-Prime and Sub-Prime) for finance approval.
                  o Provide training to finance and Sales personnel, alike.

                 ACCOMPLISHMENTS:

                  o Increase PRU (Per Retail Unit) gross profits by $388 within 45 days.
                  o Reduced contracts in transit from $1.4M to less than $300K within 90 days.
                  o Attained a 94% approval ratio on credit application submissions

                 1997-1998                                       AutoFund, Inc.
                 Vice President/Director of Marketing & Lending  San Antonio, TX

                  o Reported directly to the President, initiated operations from start up to current market presence in 6 states
                  o        Hired and trained Lending personnel
                  o Developed and implemented funding procedures to minimize funding time and maximize funding efficiency.

                 1994-1997                             Reliance Acceptance Corp.
                 Marketing Director/Regional Operations Manager  San Antonio, TX

                  o Responsible directly to the President, developed and implemented marketing strategies in a new department.
                  o Was instrumental in increasing company's operations from 19 to 54 branches in 17 states, and bringing their receivables from $110M to $600M+.
                  o        Hired and  trained  lending  personnel  for  national
                           utilization.
                  o Hired and trained lending personnel for branch operations throughout company
                  o        Hired and trained Branch and Regional Managers
                  o Initiated, implemented and supervised on-site special promotions in conjunction with dealership personnel.
                  o Audited branch operations for compliance to company policy and procedures.
                  o Initiated and implemented asset recovery disposition procedures (Repossessions)
                  o Introduced Sub-prime lending into dealerships and trained personnel to facilitate

                 1992- 1994                            Benson Ingram Park Motors
                 General Sales Manager                       San Antonio, TX

                  o        Responsible  directly  to the  Vice-President/General
                           Manager.
                  o Managed sales and finance operations for 5 manufacturer's franchises. (Chrysler, Plymouth, Jeep Eagle, Mazda)
                  o Hired and trained sales and finance & insurance personnel.
                  o Worked within a specified advertising budget while continually maintaining a dominant market share.
                  o Ordered and maintained inventory of new automobiles by utilizing standard factory ordering procedures.

                 1990-1992                                   DMV Enterprises
                 Principal                                   San Antonio, TX

                  o Purchased and sold automobiles, wholesale, through a network of franchise and independent dealers in and around the south Texas area
                  o Sold automobiles, both wholesale and retail through a network of independent dealers.

                 1977-1990               Various New/Used Automobile Dealerships
                 Sales/General Manager                 Throughout TX, OK, and NJ

                  o        New/Used Vehicle Sales
                  o        New/Used Vehicle Sales Management
                  o        Inventory procurement and management
                  o        General Sales Management
                  o        Finance & Insurance Sales and Management
                  o        General Management

                 1977 Honorably Discharges - U.S. Navy

Kathie M. Bewley
----------------

Qualification

                  o        Knowledgeable  in  personnel  administration  with an
                           emphasis in compensation administration, labor relations, benefits, human resource strategic management
                  o        Quick learner and willing to train on the job
                  o Proficient in Microsoft Office and other productivity software Experience

                 July 1999 - Present                    AutoFund Servicing, Inc.
                 Human Resources/Accts Payable               San Antonio, TX

                  o Responsible for all aspects of the recruitment, interviewing, hiring, and termination of employees
                  o Responsible for the health, dental and life insurance programs and the wellness program provided for the employees
                  o        Maintain  all   paperwork   and   computer   programs
                           concerning   personnel   files
                  o        Responsible for timesheets
                  o Responsible for the creation and distribution of the employee handbook
                  o Maintain check register and all accounts payable records

Education
                 1995-1998 The University of Texas at San Antonio
                 B.B.A. - Personnel/Human Resource Management
Honors

                  o        Dean's  List  and  National  Dean's  List  GPA 3.9 of
                           possible  4.0
                  o        Passed  Professional Human Resource (PHR) Examination
                           - May 1998
                  o        Texas  Alpha Pi Chapter of Alpha Chi  National  Honor
                           Society
                  o        Golden Key National Honor Society
                  o Nominated for Who's Who Among Students in American Universities and Colleges

Volunteer Work   1991- Present                           Boy Scouts of America

                  o        Scoutmaster- January 1, 1999 to present
                  o        Assistant Scoutmaster - 1993- 1998
                  o        Cub Scout Leader - 1991 - 1993

Richard V. Allen Sr.
--------------------

Summary Twenty years of management and training experience in the areas of collections, recruitment, training and customer service. A highly motivated self-starter with excellent communication and team skills. Background includes a track record in building a solid foundation of production with excellent problem solving abilities.
Experience

                 1994-2000                   Risk Management Alternatives,  Inc.
                 Collection Manager                          San Antonio, TX

                  o Responsible for activities of the collection staff to ensure individual and group collection quotas and goals are achieved in accordance with company and client objectives. Audit of personnel to ensure office and client work standards are met. Ensure tactics, GC dialer and Telephone System functions are working properly to ensure efficient workflow for the collection staff and client work standards. Explore ways to achieve the highest possible return for San Antonio office and clients, such as establishing Work Q's and GC Pools. Assist General Manager in budget planning, setting of short and long term goals and quotas. Interact with the FAC System (computer), personnel, and equipment. Handled Human Resource Department for last 6 months.
                  o Train personnel in all phases of collections and F.D.C.P.A. Laws. Prepared a balanced training program for new and existing collectors.
                  o Established a good rapport with existing Clients and established ties with former Clients.
                  o Successfully completed training in Management Orientation Principles, Performance Management, Strategic Staffing, and Interpersonal management Skills.
                  o        Coordinate   transfer  of   accounts  to   attorneys;
                           supervise legal process.


                 1993-1994                            Sunnyside Careers, Inc.
                 General Manager Permanent Placement Recruitment  Pittsburgh, PA

                  o        Responsible for an office of 15 associates.
                  o Developed budgeting, goal setting and management of receivables and liabilities.
                  o Successfully established exclusives with three major corporations within first six months with company.
                  o Generated eight placements for a total of $34,350 in billings within first six months.
                  o Planned program to update and maintain current database of clients and candidates for monitoring flow of productivity with company.
                  o Developed and outlined complete program of training for new recruiters.

                 1984-1993                        Payco General American Credits
                                                             Brookfield, WI
                 Collection manager               1990-1993
                 Supervisor                       1985-1990
                 Collector                        1984-1985

                  o Promoted to supervisor within eighteen months from start date. Within six months of promotion, unit's productivity increased 36%.
                  o Managed a special billing project for a medical client, consisting of complete billing and structuring of business office, which generated net revenue of $250,000.
                  o Managed a University accounts receivable project, which generated $2.5 million in net profits. This project was utilized as a basis for future projects and was used to train project managers nationwide.
                  o Formulated and conducted training seminars for hospitals and project managers. These programs were customized to meet the needs of the client and staff involved.
                  o As Collections Manager, directed department of 8 supervisors and 80 collectors in all phases of collections, new account processing, and legal processing on account base exceeding $40 million. Achieved 40% improvement in recovery in first year.

                 1980- 1984                             First Buckeye Bank, N.A.
                 Assistant Manager                           Mansfield, OH

                  o Trained all new personnel in areas of collections and office management.
                  o Monitored collections, bankruptcies, repossessions and student loans.
                  o Delivered steady improvement in performance, resulting in 62% decrease in recovery percentages and 43% decrease in contractuals.


                 1973-1979                      Capital Financial Services, Inc.
                 Office Manger                               Arlington, OH

                  o Increased volume from $900,000 to 1.5 million within first year of branch takeover. This was accomplished by increasing client base and by a reduction of contractual delinquency.
                  o Office was established as a Manager Training Office for future upcoming managers, to instruct then in all phases of office operations and budgeting.

         EDUCATION:

                  o        Bliss Business College
                  o        Ohio Peace Officer Academy
                  o        Payco Productivity Series
                  o        Office Management Production Series
                  o        Management Orientation Principles
                  o        Performance Management
                  o        Interpersonal Management
                  o        Strategic Staffing
                  o        Coaching for Performance Maximization
                  o        Windows 98 and Microsoft Office

Windell B. Blair
----------------

         PROFESSIONAL PROFILE

                  o 10 years experience in consumer and automotive finance and collections
                  o 20 years in automotive sales and service with 5 years in recovery, reconditioning and re-marketing of repossessed vehicles for lending institutions
                  o 25 years of experience were as management of operations and included management of operations, staff supervision and training of personnel
                  o Strengths include computer literacy and organizational skills, oriented toward cost control and bottom line without compromising quality of service or product
                  o Enthusiastic team player who can motivate, lead and believes effort, integrity, honesty and loyalty should be rewarded
                  o Credit success to hiring dedicated and creative people to stimulate the ideas that make success a by-product of hard work


         BUSINESS EXPERIENCE

                 1994-1998                         Lender Services
                 Owner/President                             San Antonio, TX

                  o Established Lender Services to act on behalf of lending institutions for the purpose of recovery, reconditioning and re-marketing of their repossessions
                  o Established a retail program to allow the lender to recover twice as much as in previous programs and to create a new performing loan to maintain their portfolio
                  o Have been able to create and perfect new procedures in the physical operations as well as new software ideas
                  o Improved on the wholesale procedures and established an aggressive retail program to improve recovery for the lender along with the best documentation procedures
                  o Sold interest to work on new venture with AutoFund Servicing, Inc.

                 1989-1994                           Automotive Consultants
                 Owner

                  o As a "Trouble Shooter" took contracts with various dealerships
                  o Reorganized their operations in order to allow sale of the franchise with a top dollar draw
                  o Worked with one year contract which would end upon the buy-sell being completed
                  o Contractors included: Bob Brown Ford-Mercury, Flowers Pontiac-GMC, Ertly Auto Mail, Lee Pontiac-GMC and The Auto Ranch

                 1981-1988                           Duncan Investment Group
                 Partner-General Manager-Dealer Principal

                  o        Started as the General Manager
                  o        Identified  problem areas in management,  accounting,
                           service and sales, and took action to correct
                  o        Responsible  for hiring and  training  new  personnel
                           including experienced management o Responsibility expanded to include two other dealerships

                 1985
                 Principal - Blair-Duncan Ford-Mercury

                  o Assumed all responsibilities as owner-operator of a financially bankrupt dealership
                  o Through honest and ethical business practices brought the business back to a profitable operation in the first quarter and maintained until it was sold in 1988

                 1978-1980                      Frizell Pontiac-AMC-Jeep-Renault
                 General Manager

                  o Responsible for hiring, training, sales, inventory, finance and day to day operation of the front end
                  o Managed a staff of 57 employees including: managers, sales, finance, secretarial and lot personnel.

                 1973-1978                       Demontrond Buick-Opal-Peugeot-
                 Department Manager                   International Harvester

                  o        Managed the Opal-Peugeot_IH portion of the business
                  o Responsible for taking this section which was at the bottom of their respective regions in sales and service and produce improvement
                  o        Responsible for hiring and training of the staff
                  o        Reorganized the service department
                  o Returned the section to a number one status within 2 years

                 1970-1973                                Acceptance, Inc.
                 Automotive Finance Manager                  Houston, TX

                  o Administered the total operation which included retail financing, dealer discounting of bulk notes, floor planning, collections, recovery and liquidations

                                                          Southwest Auto Leasing
                 Automotive Sales & Leasing                  Houston, TX

                  o Owner and operator of an used automotive business o Business grew to four locations within a two-year period
                  o Some new car leasing through a Ford-Franchise o Maintained a very large in-house finance portfolio
                  o Supervised collection, recovery and re-marketing of financed vehicles

                 1963-1970                             General Finance company
                 Collections                                 Houston, TX

                  o Started as an outside collector and worked into a management position as Collection Manager of the largest branch

                 Lending

                  o        Transferred to become a buyer
                  o Promoted to Branch Manager in a new office and within 2 years has taken it to number 2 in the company in size in the Texas region, maintaining the best delinquency rating of the region

           Management's Discussion and Analysis and Plan of Operations
           -----------------------------------------------------------

         The business environment in which AFS operates has a considerable impact on value. Buyers will be influenced by the growth prospects for AFS' industry, as well as the competitive and operating risks inherent in the industry. Collection agencies are experiencing multiple conditions that are fueling their business including, deregulation, an increasing trend towards outsourcing and improved technology. As these trends continue and more debt is massed, competitive forces will fuel acquisitions in order for third party collection agencies to gain scale advantages and additional collection markets.

Industry Structure
         With an estimated 6,500 firms, totaling $6.5 billion in annual revenues, the collection services industry is highly fragmented and ripe for consolidation. The following facts support the fragmented structure and the sustainability of the collection industry.

o By year end 1998, the largest collection agency accounted for only 5% of the total industry's revenues and the top 100 agencies combined for just 32% of all industry revenues.(1) Consumer debt is at an all high and growing at a rapid rate. In the last five years, consumer debt has increased from 4.7 trillion to a current level (1999) of $6.0 trillion, a 5% compound annual growth rate (CAGR). (2)


         Illustrated in the chart below, over 60% of delinquent collection revenues are collected by agencies with less than $5 million in annual revenue while 10% of revenues are collected y firms who have between $5-$20 million in revenues and the remaining 30% representing agencies grossing over $20 million annually.


                       Collection Revenues by Agency Size
                       ----------------------------------

                                (Graph Omitted)




                     *Source: Sun Trust Equitable Securities

         The debt collection industry can be divided into four main groups: health care, including hospitals and doctor's offices; retail businesses, including department stores and credit-card companies; utilities; and businesses to business debts. Generally hospitals and credit cards generate more than 50% of the amount of over-due and delinquent debt placements.(3)
------------------------
(1) Kaulkin & Associates
(2) Kaulkin & Associates
(3) "The Kaulkin Report- State of the Industry" Kaulkin & Associates, Inc., December 1999

The clear industry leader in all sub-segments of debt collection is NCO Group. This public consolidator controls five percent of the market share and is the most active acquire in the industry.

o NCO Group has acquired 17 companies between 1994 and 19999 and has grown its revenues from $30.76 million in 1996 to $492.35 million in 1999.(4)
o The company employs 8,800 people serving 11,500 clients in the U.S., Canada, the U.K. and Puerto Rico from 80 call centers.(5)
o In 1998, approximately 32.7% of the company's clients were financial institutions; 10.8% were retailers or commercial entities; 22.7% were healthcare organizations; 17.5% were educational organizations; 6.9% were utilities; 5.0% were government entities; and 4.4% were telecommunications companies.(6)
o Analysis estimate that NCO group will experience a 3-5 year EPS growth rate of 25% on its core services due to the favorable industry conditions that exist.(7)




















--------------------------------------------------------------------------------
(4)  Bloomberg
(5) "NCO Group, Inc." Salomon Smith Barney, June 1999
(6) Ibid
(7) "NCO Group, Inc." Deutsche Banc Alex Brown, June 1999

Industry Growth
                  Growing at near double-digit growth for the last two years, debt collection revenues total $6.5 billion in 1999, up from $5.5 billion in 1997. 8 Consumer debt ultimately drives the debt collection business. Industry experts predict that fearless consumers and a stable economy will push consumer debt to $9 trillion by the year 2007, a 5.7% CAGR.


                                (Graph Omitted)






                               CAGR 92-07 = 6.37%




         The following trends and factors are driving a greater percentage of collection revenues from the grossly increasing sum of consumer debt within the United States.

o The average number of credit cards per U.S. household has been increasing at a 7% CAGR for the last several years, growing from 2.9 cards per household in 1992 to 5 cards per household in 1999.9 Morgan Stanley Dean Witter predicts that by the year 2005, 39% of consumer payment transaction will involve the use of a credit card.(10)

o An increasing trend towards outsourcing dept collection by corporations as a cost savings and revenue generating initiative that avoids the hassles and complexities of debt collection. The Nilson Report estimates that 8% of delinquent accounts were outsourced in 1998, and suggests that this figure could reach 25% by 2005.(11)

o Advances in technology, such as sophisticated telephones and computer and software systems, have allowed for collections agencies to develop cost efficient methods for collecting accounts receivables.(12)

o Regulatory changes have created new outsourcing opportunities in various markets. For instance, the Debt Collection Improvement Act gives collection agencies access to an additional $51.3 billion in nontax delinquencies owed to the federal Government.






------------------------
(8)  Kaulkin & Associates, Inc.
(9)  "Financial Business Services."  Usbancorp Piper Jaffray, October 1999
(10) "Equifax-Value of Information."  Morgan Stanley Dean Witter, July 1999
(11) "Equifax-Value of Information." Morgan Stanely Dean Witter, July 1999
(12) "Outsourced Contract services." SunTrust Equitable Securities, January 1999

Auto Debt Industry

         According to research compiled by SMR Research Corporation, there is $465 billion of automobile debt currently outstanding. SMR expects this level of debt will grow in excess of the rate of inflation for the next 10 years.(14)

         Automotive News cited in their 2000 Market Data Book that the average new-auto loan reached $19,880 and the average used-auto loan was $13,642 in 1999. These figures represent a 10% and 11% increase respectively for new and used auto loans since 1997.(15)

         A robust economy, consumer confidence, relatively low interest rates and controlled pricing is fueling the automotive industry. Coming off a peak year in 1999, North American auto sales are forecast to grow steadily for the next four years, increasing from an estimated 17.8 million units in 2000 to 18.4 million units in 2004.

M&A Activity

         Excluding the rapid growth of the largest agencies, the majority of the debt collection industry is still controlled (approximately 60%) by relatively small agencies. This fragmentation indicates that the consolidation trend for this industry is still in its earlier stages.(17) However, large public consolidators, such as NCO Group, are actively acquiring more market share as increased outsourcing and better collection technologies emerge. These and other factors are compounding competitive forces for agencies to gain economies of scale and broaden collection markets, thus driving a spur of merger and acquisition activity.

Industry Margins

The Company has an operating profit margin that is comparable to the industry average for SIC 7322 - Adjustment and Collections Services. A breakdown of how the Company compares to Robert Morris Associates (RMA) data is listed below:

       -------------------------------------------------------------------
                                  AFS FYE 1999         RMA SIC #7322
                                   Recast              ($500,000-$2MM
                                                           In Revenue)
       -------------------------------------------------------------------
         Operating Profit         8.4%                 8.1%
         Sales to Total Assets    4.8%                 3.1%
       -------------------------------------------------------------------
       Source: RMA






------------------------

(14) "American Collectors Association Sees Continued Growth in Collection Industry Through 2006". American Collectors Association, February 2000
(15) "2000 Market Data Book". Automotive News, May 2000
(17) SunTrust Equitable Securities Research

Market Factors

         The strength of the U. S. economy as a whole will effect the Company. As such, the outlook for the U.S. economy is positive. Market conditions include a healthy economy, low interest rates and favorable financing conditions. As the United States continues to experience economic prosperity, the debt collection industry should continue to grow.

         In addition to the factors driving growth and acquisitions, below are market factors that are shaping and driving this dynamic industry.

o According to the Healthcare Financing Administration, healthcare spending is projected to increase. Average annual increases are expected to reach 6.4% between 1998 and 2007, compared to average increases of 4.5% between 1992 and 1997.(18)
o Lenders and credit grantors have reduced the time they seek assistance after a debt becomes delinquent. The odds of collecting this delinquent debt depreciates approximately 1/2 % each day.(19)
o Debt collection is relatively stable through all economic conditions. During a strong economy, consumers increase their borrowings and lenders take on more risk. Even though defaults are less likely in this period, debts become larger and easier to collect. In an economic downturn, lending may be tighter, however, defaults become more frequent.(20)
o Business bankruptcy filings are coming off a peak and decreasing quite substantially. Given bankruptcy protection negatively impacts debt collection, the reduction in filings is a favorable condition for the industry.(21)
o Currently there are various legislative initiatives before Congress that would make consumer bankruptcy filings more difficult.(22)










------------------------
(18) "Healthcare Recoveries, Inc."  BT Alex Brown, December 1998
(19) Kaulkin & Associates
(20) "NCO" Group, Inc."  Salomon Smith Barney, June 1999
(21) "NCO" Group, Inc." Deutsche Banc Alex, Brown, June 1999
(22) Ibid

Geographic Markets

         The Company services portfolios with charges-off accounts located across the United States. The following graph illustrates the Company's geographic account mix:



                         Accounts as a Percent of Sales
                         ------------------------------

                                (graph omitted)

                                  Northeast 5%

                                 Southwest 15%

                                  Northwest 5%

                                  Midwest 25%

                                   South 50%



Ownership

         The Company is owned entirely by its President, James D Haggard, who manages the daily operations of the business.

Number of Employees

         AFS  employs  a  highly  trained,   non-union  staff  of  59  full-time
employees. The following table lists the departmental/functional breakdown of the Company's staff:
                  ----------------------------------------------------
                     Department/Function           Number of Employees
                     -------------------           -------------------
                   Deficiency Collection                  31
                   Bankruptcies & Cancellations            8
                   Repossession & Disposal                 5
                   Marketing                               2
                   Administration                         13

                                        Total             59
                  ----------------------------------------------------

Facilities

         The Company occupies one building, leased through an unrelated party at a fair market lease rate. The facilities are large enough to support growth through 2002 of the pro forma period and can be expanded when the need arises. The following table summarizes AFS' facilities:

         -----------------------------------------------------------------------
         Location          Date Established    Use       Sq. Footage   Employees
         -----------------------------------------------------------------------
         San Antonio, TX         1999          Offices   8,000           59
         -----------------------------------------------------------------------

Value Enhancers

     FINANCIAL
o    Rising sales: Revenue is expected to increase 168% in the base year 2000.
o Favorably compares to industry ratios: The Company's interim 2000 operating profit at 31.4% of sales exceeds industry averages, as reported in RMA data.
o Backlog of signed contracts: AFS has contracts with three companies to collect on approximately $180 million in charged-off debt.

     OPERATIONAL
o Propriety expertise: The Company has developed a superior method of collecting on charges-off auto debt including obtaining refunds on insurance and warranties.
o Excellent location: The Company's location in San Antonio, Texas provides low overhead costs and availability to a bilingual labor pool.
o Business is easily relocatable: Continuing operation of the Company is not location specific.
o National reach: The Company generated 1999 revenue from charged off accounts distributed across the United States.
o Documented systems and procedures: AFS has developed and documented its collection methods.

     EXTERNAL
o Favorable market trends: Consumer debt is at an all time high and growing at a rapid rate. In the last five years, consumer debt has increased from
     4.7 trillion to a current level (1999) of $6.0 trillion, a 5% compound annual growth rate (CAGR).(23)








------------------------
(23) Kaulkin & Associates, Inc.

                                 MARKETING PLAN
                                 --------------

The Industry

         Tremendous changes have occurred during the past 12 months in the Bad Debt industry. Lenders are selling their charged off debt (estimated at 3 trillion dollars in the United States) more rapidly and for more money than at any time in history. Thee primary focus, currently, is credit card debt. We, however, prefer auto loan charge offs because of our experience. General Electric, Capital One and Integrated Services are three of the largest debt buyers and their focus is on credit card portfolios, not auto portfolios. The industry is moving toward securitization of assets, according to numerous published reports.

Status of Discussions

         Currently we have an opportunity to purchase Joint Venture or service several different sub-prime auto charge off portfolios with a book value of $200+million. We are in the primary negotiation phase to acquire the servicing rights on approximately $25 million of a performing sub-prime auto portfolio.

Timing and Diligence of Bids URGENT!

         Time is of the essence. The faster we can complete our due diligence and negotiate an offer, the better chance we have at purchasing the portfolio at a very attractive price. AFSI will enhance its opportunity to acquire portfolios in a timely and efficient manner. Most portfolios today are placed under a bidding constraint and due diligence is limited until an intermediate price can be established. Upon due diligence it may be determined that a portfolio pricing needs to be renegotiated or restructured to limit or share in the liability.

Approach to Diligence and Valuation

         AFSI requests an electronic file that includes loan level detail for all accounts in the portfolio. There are about 30 fields of information with totals and averages available. AFSI has a detailed bulk purchase manual to guide us in the step-by-step approach in purchasing the portfolio.

         Based on account file information, AFSI can agree on a preliminary price and risk limiting structure subject to an onsite due diligence review. We intend to price the accounts to yield a minimum of 5% after taxes, losses and all expenses for interest and operations. AFSI believes that funding on a portfolio of this quality can be obtained with a debt to equity ratio of at least 4:1. At this ratio a minimum return on equity would be 25%.

         Following acceptance of the preliminary price, key individuals of AFSI would spread the accounts on site and finalize negotiations with the client. This process could be completed in about two weeks.

         After all collateral refunds and cancellations are resolved we will have a deficiency balance portfolio. Not unlike defaulted credit card accounts these accounts present another opportunity, which is with professional persistent collection procedures these accounts can be flipped to create credit card customers enhancing the performance of the portfolio.

Market Place

         With our experience and performance on existing portfolios we will have continuing opportunities for new business. We will remain flexible in our approach to new business (purchase, joint venture or servicing), allowing our prospective clients to consider options that our competitors do not offer.

                                    FINANCIAL
                                   STATEMENTS

                            AutoFund Servicing, Inc.
                       (Formerly Sphinx Industries, Inc.)
                           (Formerly GRUBSTAKE, INC.)
                          (A Development Stage Company)


                              FINANCIAL STATEMENTS
                                  July 24, 2000
                                December 31, 1999
                                December 31, 1998

                                TABLE OF CONTENTS
                                -----------------


                                                                          PAGE #


         INDEPENDENT AUDITORS REPORT                                         51
         ----------------------------------------------------------------------



         ASSETS                                                              52
         ----------------------------------------------------------------------


         LIABILITIES AND STOCKHOLDERS' EQUITY                                53
         ----------------------------------------------------------------------



         STATEMENT OF OPERATIONS                                             54
         ----------------------------------------------------------------------



         STATEMENT OF STOCKHOLDERS' EQUITY                                   55
         ----------------------------------------------------------------------



         STATEMENT OF CASH FLOWS                                             56
         ----------------------------------------------------------------------



         NOTES TO FINANCIAL STATEMENTS                                    57-61
         ----------------------------------------------------------------------

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


Board of Directors                                                 July 27, 2000
AUTOFUND SERVICING, INC.
Las Vegas, Nevada

         I have audited the accompanying Balance Sheets of AUTOFUND SERVICING, INC., (Formerly Sphinx Industries, Inc.), (a Development Stage Company) as of July 24, 2000, December 31, 1999, and December 31, 1998, and the related statements of operations, stockholders' equity and cash flows for the period January 1, 2000 to July 24, 2000, and the two years ended December 31, 1999, and December 31, 1998. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

         I conducted my audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

         In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AUTOFUND SERVICING, INC., (Formerly Sphinx Industries, Inc.), (Formerly GRUBSTAKE, INC.), (a Development Stage Company), as of July 24, 2000, December 31, 1999, and December 31, 1998, and the related statements of operations, stockholders' equity and cash flows for the period January 1, 2000 to July 24, 2000, and the two years ended December 31, 1999, and December 31, 1998, in conformity with generally accepted accounting principles.

         The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note #5 to the Financial Statements, the Company has had no operations and has no established source of revenue. This raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is described in Note #5. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/  Barry L. Friedman
---------------------------
     Barry L. Friedman
     Certified Public Accountant
     1582 Tulita Drive
     Las Vegas, NV  89123
     (702) 361-8414

                            AutoFund Servicing, Inc.
                       (Formerly Sphinx Industries, Inc.)
                          (A Development Stage Company)


                                  BALANCE SHEET


                                     ASSETS


                         July                December           December
                         24, 2000            31, 1999           31, 1998
                         --------------      --------------     ----------------


CURRENT ASSETS           $             0     $             0    $              0
                         ---------------     ---------------    ----------------


TOTAL CURRENT ASSETS     $             0     $             0    $              0
                         ---------------     ---------------    ----------------


OTHER ASSETS             $             0     $             0    $              0
                         ---------------     ---------------    ----------------


TOTAL OTHER ASSETS       $             0     $             0    $              0
                         ---------------     ---------------    ----------------


TOTAL ASSETS             $             0     $             0    $              0
                         ---------------     ---------------    ----------------






    The accompanying notes are an integral part of these financial statements



                            AutoFund Servicing, Inc.
                       (Formerly Sphinx Industries, Inc.)
                          (A Development Stage Company)


                                  BALANCE SHEET


                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                           July              December         December
                                           24, 2000          31, 1999         31, 1998
                                           ---------------   --------------   ---------------
                                                                                     <

CURRENT LIABILITIES
     Officers' Advances (Note #8)         $            450  $             0  $              0
                                          ----------------  ---------------  ----------------

TOTAL CURRENT LIABILITIES                 $            450  $             0  $              0
                                          ----------------  ---------------  ----------------

STOCKHOLDERS' EQUITY (Note #4)

     Common stock
     No par value
     Authorized 25,000 shares
     Issued and outstanding at
     December 31, 1998 -
     1,365 shares                                                            $          4,000
     December 31, 1999 -
     1,365 shares                                           $         4,000

     Common stock
     Par value $0.0001
     Authorized 50,000,000 shares
     Issued and outstanding at
     July 24, 2000 -
     2,000,000 shares                     $          2,000

     Additional Paid-In Capital                      2,000                0                 0
     Deficit accumulated during
     the development stage                          -4,450           -4,000            -4,000
                                          ----------------  ---------------  ----------------


TOTAL STOCKHOLDERS' EQUITY                $           -450  $             0  $              0
                                          ----------------  ---------------  ----------------


TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                      $              0  $             0  $              0
                                          ----------------  ---------------  ----------------







    The accompanying notes are an integral part of these financial statements



                            AutoFund Servicing, Inc.
                       (Formerly Sphinx Industries, Inc.)
                          (A Development Stage Company)


                             STATEMENT OF OPERATIONS


                                  Jan. 1,           Year             Year              Mar. 7, 1997
                                  2000 to,          Ended            Ended             (Inception)
                                  Jul. 24,          Dec.  31,        Dec.  31,         to Jul. 24,
                                  2000              1999             1998              2000
                                  ---------------   ---------------  ---------------   ------------------

INCOME

     Revenue                      $             0   $             0  $             0   $                0
                                  ---------------   ---------------  ---------------   ------------------


EXPENSES

     General, Selling and
     Administrative               $           450   $             0  $             0   $            4,450
                                  ---------------   ---------------  ---------------   ------------------


     TOTAL EXPENSES               $           450   $             0  $             0   $            4,450
                                  ---------------   ---------------  ---------------   ------------------


NET PROFIT/LOSS (-)               $          -450   $             0  $             0   $           -4,450
                                  ---------------   ---------------  ---------------   ------------------


Net Loss per share -
 Basic and diluted
(Note #2)                         $        -.0002   $           NIL  $           NIL   $           -.0022
                                  ---------------   ---------------  ---------------   ------------------


Weighted average
Number of common
shares outstanding                      2,000,000         2,000,000        2,000,000            2,000,000
                                  ---------------   ---------------  ---------------   ------------------












    The accompanying notes are an integral part of these financial statements



                            AutoFund Servicing, Inc.
                       (Formerly Sphinx Industries, Inc.)
                          (A Development Stage Company)


                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                                                             Additional         Accumu-
                                 Common  Stock               paid-in            lated
                           Shares           Amount           Capital            Deficit
                           --------------   ---------------  ----------------   ----------------

Balance,
December 31, 1997                   1,365   $         4,000                 0   $         -4,000

Net loss year ended
December 31, 1998                                                               $              0
                           --------------   ---------------  ----------------   ----------------

Balance,
December 31, 1998                   1,365   $         4,000  $              0   $         -4,000

Net loss year ended
December 31, 1999                                                                              0
                           --------------   ---------------  ----------------   ----------------

Balance,
December 31, 1999                   1,365   $         4,000  $              0   $         -4,000

July 11, 2000
Changed par value
From no par value
to $0.001                                            -3,999            +3,999

July 11, 2000
Forward Stock Split
1,465.2 for 1                   1,998,635            +1,999            -1,999

Net Loss
January 1, 2000 to
July 24, 2000                                                                               -450
                           --------------   ---------------  ----------------   ----------------

Balance,
July 24, 2000                   2,000,000   $         2,000  $          2,000   $         -4,450
                           --------------   ---------------  ----------------   ----------------












    The accompanying notes are an integral part of these financial statements



                            AutoFund Servicing, Inc.
                       (Formerly Sphinx Industries, Inc.)
                          (A Development Stage Company)


                             STATEMENT OF CASH FLOWS


                                    Jan. 1,           Year             Year              Mar. 7, 1997
                                    2000 to,          Ended            Ended             (Inception)
                                    Jul. 24,          Dec.  31,        Dec.  31,         to Jul. 24,
                                    2000              1999             1998              2000
                                    ---------------   ---------------  ---------------   ------------------

Cash Flows from
Operating Activities

     Net Loss                       $         -450   $             0  $              0   $         -4,450

     Adjustment to
     Reconcile net loss
     to net cash provided
     by operating activities

     Issue common stock
     for services                                0                 0                 0             +4,000

Changes in assets
And liabilities

     Officers' Advances                       +450                 0                 0               +450
                                    --------------   ---------------  ----------------   ----------------

Net cash used in
Operating activities                $            0   $             0  $              0   $              0

Cash Flows from
Investing Activities                             0                 0                 0                  0

Cash Flows from
Financing Activities
     Issuance of Common
     Stock for Cash                              0                 0                 0                  0
                                    --------------   ---------------  ----------------   ----------------

Net Increase (decrease)             $            0   $             0  $              0   $              0

Cash,
Beginning of period                              0                 0                 0                  0
                                    --------------   ---------------  ----------------   ----------------


Cash, End of Period                 $            0   $             0  $              0   $              0
                                    --------------   ---------------  ----------------   ----------------





    The accompanying notes are an integral part of these financial statements

                            AutoFund Servicing, Inc.
                       (Formerly Sphinx Industries, Inc.)
                          (A Development Stage Company)


                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------
             July 24, 2000, December 31, 1999, and December 31, 1998


NOTE 1 - HISTORY AND ORGANIZATION OF THE COMPANY

         The Company was organized March 7, 1997, under the laws of the State of Nevada as SPHINX INDUSTRIES, INC. The Company currently has no operations and, in accordance with SFAS #7, is considered a development stage company. On July 11, 2000, the Company changed its name to AUTOFUND SERVICING, INC.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Accounting Method
         -----------------
                  The Company records income and expenses on the accrual method.

         Estimates
         ---------
                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         Cash and equivalents
         --------------------
                  The Company maintains a cash balance in a non-interest-bearing bank that currently does not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with the maturity of three months or less are considered to be cash equivalents. There are no cash equivalents as of July 24, 2000.

         Income Taxes
         ------------
                  Income taxes are provided for using the liability method of accounting in accordance with Statement of Financial Accounting Standards No. 109 (SFAS #109) "Accounting for Income Taxes". A deferred tax asset or liability is recorded for all temporary difference between financial and tax reporting. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

                            AutoFund Servicing, Inc.
                       (Formerly Sphinx Industries, Inc.)
                          (A Development Stage Company)


                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                    -----------------------------------------
             July 24, 2000, December 31, 1999, and December 31, 1998


         NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         Reporting on Costs of Start-Up Activities
         -----------------------------------------
                  Statement of Position 98-5 ("SOP 98-5"), "Reporting on the Costs of Start-Up Activities" which provides guidance on the financial reporting of start-up costs and organization costs. It requires most costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998. With the adoption of SOP 98-5, there has been little or no effect on the company's financial statements.

         Loss Per Share
         --------------
                  Net loss per share is provided in accordance with Statement of Financial Accounting Standards No. 128 (SFAS #128) "Earnings Per Share". Basic loss per share is computed by dividing losses available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted loss per share reflects per share amounts that would have resulted if dilative common stock equivalents had been converted to common stock. As of July 24, 2000, the Company had no dilutive common stock equivalents such as stock options.

         Year End
         --------
                  The Company has selected December 31st as its fiscal year-end.

         Year 2000 Disclosure
         --------------------
                  The Y2K issue had no effect on this Company.

         Policy in Regards to Issuance of Common Stock in a Non-Cash Transaction
         -----------------------------------------------------------------------

                  The Company's accounting policy for issuing shares in a non-cash transaction is to issue the equivalent amount of stock equal to the fair market value of the assets or services received.

                            AutoFund Servicing, Inc.
                       (Formerly Sphinx Industries, Inc.)
                          (A Development Stage Company)


                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                    -----------------------------------------
             July 24, 2000, December 31, 1999, and December 31, 1998


NOTE #3 - INCOME TAXES

         There is no provision for income taxes for the period ended July 24, 2000, due to the net loss and no state income tax in Nevada, the state of the Company's domicile and operations. The Company's total deferred tax asset as of December 31, 1999 is as follows:

                 Net operation loss carry forward       $  4,000
                 Valuation allowance                    $  4,000

                 Net deferred tax asset                 $      0


         The federal net operating loss carry forward will expire between 2018 and 2019.

         This carry forward may be limited upon the consummation of a business combination under IRC Section 381.


NOTE #4 - STOCKHOLDERS' EQUITY

         Common Stock
         ------------
         The authorized common stock of the corporation consists of 50,000,000 shares with a par value $0.001 per share.

         Preferred Stock
         ---------------
         AutoFund Servicing, Inc. has no preferred stock.


         On March 20, 1997, the Company issued 1,365 shares of its no par value common stock for services valued at $4,000.00.

         On July 11, 2000, the State of Nevada approved the Company's restated Articles of Incorporation, which increased its capitalization from 25,000 common shares to 50,000,000 common shares, and changed the par value from no par value to $0.001.

         On July 11, 2000, the Company approved a forward stock split on the basis of 1465.20 for 1, thus increasing the common stock from 1,365 shares 2,000,000 shares.

                           AutoFund Servicing, Inc.
                       (Formerly Sphinx Industries, Inc.)
                          (A Development Stage Company)


                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                    -----------------------------------------
             July 24, 2000, December 31, 1999, and December 31, 1998


NOTE #5 - GOING CONCERN

         The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have significant cash or other material assets, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern.


NOTE #6 - WARRANTS AND OPTIONS

         There are no warrants or options outstanding to acquire any additional shares of common stock.


NOTE #7 - RELATED PARTY TRANSACTIONS

         The Company neither owns nor leases any real or personal property. An officer of the corporation provides office services without charge. Such costs are immaterial to the financial statements and accordingly, have not been reflected therein. The officers and directors of the Company are involved in other business activities and may in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.


NOTE #8 - OFFICERS ADVANCES

         While the Company is seeking additional capital through a merger with an existing company, an officer of the Company has advanced funds on behalf of the Company to pay for any costs incurred by it. These funds are interest free.

                            AutoFund Servicing, Inc.
                       (Formerly Sphinx Industries, Inc.)
                          (A Development Stage Company)


                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                    -----------------------------------------
             July 24, 2000, December 31, 1999, and December 31, 1998


NOTE #9 - SUBSEQUENT EVENTS (UNAUDITED)

         On July 25, 2000, the Company bought 100% of the issued and outstanding shares of AutoFund Servicing, Inc., a Texas corporation, such that AutoFund Servicing, Inc., a Texas corporation shall become a wholly-owned subsidiary of AutoFund Servicing, Inc., a Nevada corporation, for 18,000,000 common shares of AutoFund Servicing, Inc., a Nevada corporation. AutoFund Servicing, Inc., a Texas corporation, is a contract-servicing business which acquires, services, and collects sub-prime and prime automobile paper with deficiency balances, charged-off balances, non-performing and performing contracts. This transaction is valued at $559,058.92, which represents the total assets of AutoFund Servicing, Inc., the Texas corporation, as of May 31, 2000, and does not take into consideration the total liabilities of $203,401.28.

         At a Board of Directors' meeting on July 7, 2000, the Company's intention was to amend the Company's Articles of Incorporation. Among the things the Company wanted to do was to add 1,000,000 preferred stock with a par value of $0.001. In the Certificate of Amendment submitted to the State of Nevada, the provision for the preferred shares was unintentionally omitted. It is the Company's intention to resubmit an additional amendment to its Articles of Incorporation creating the above-referenced preferred stock.

To Whom It May Concern:                                            July 27, 2000

The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of their report of July 27, 2000, on the Financial Statements of AutoFund Servicing, Inc., (Formerly Sphinx Industries, Inc.), (a Development Stage Company), as of July 24, 2000, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.



Very truly yours,


/s/ Barry L. Friedman
---------------------------
    Barry L. Friedman
    Certified Public Accountant

                            AUTOFUND SERVICING, INC.

                              Financial Statements
                                  July 31, 2000



                                Table of Contents


Financial Statements                                                     Page
                                                                         -----

Independent Auditor's Report ..........................................   64
Balance Sheet .........................................................   65
Statement of Income and Retained Earnings .............................   66
Statement of Cash Flows ...............................................   67
Notes to Financial Statements .........................................   68-70

                               WESLEY F. CROWLEY
                          CERTIFIED PUBLIC ACCOUNTANT
             11202 DISCO DRIVE, SUITE 118*SAM AMTPMOP. TEXAS 78216
                       (210) 495-9777 FAX (210) 499-4217




                          Independent Auditor's Report
                          ----------------------------


To the Board of Directors
Autofund Servicing, Inc.
3201 Cherry Ridge, Suite 314
San Antonio, Texas 78230

I have audited the accompanying balance sheet of Autofund Servicing, Inc. (a Texas Corporation) as of July 31, 2000 and the related statement of income and retained earnings and statement of cash flows for the seven month period then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Autofund Servicing, Inc. as of July 31, 2000, and the results of its operations and its cash flows for the seven month period then ended, in conformity with generally accepted accounting principles.




/s/ Wesley F. Crowley
--------------------------
    Wesley F. Crowley, CPA




September 16, 2000








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



                            AUTOFUND SERVICING, INC.

                                  Balance Sheet
                                  July 31, 2000


                                     Assets

Current Assets
         Cash                                                      $   37,057
         Accounts receivable                                          250,554
                                                                   ----------

                  Total Current Assets                                                      $   287,611

Property and Equipment
         Building Improvements                                         23,897
         Furniture & fixtures                                         171,902
         Equipment                                                     49,618
         Software                                                      23,404
         Less:    Accumulated Depreciation                            (46,250)
                                                                   -----------

                  Net Property and Equipment                                                    222,571
                                                                                            -----------

                           Total Assets                                                     $   510,182
                                                                                            -----------

                      Liabilities and Stockholder's Equity

Current Liabilities
         Accounts payable                                          $  115,458
         Accrued liabilities                                           73,798
         Income taxes payable                                          33,250
                                                                   ----------

                  Total Current Liabilities                                                 $   222,506

Long Term Liabilities
         Accounts payable-shareholder                                  24,832
                                                                   ----------

                  Total Long Term Liabilities                                                    24,832

Deferred Credit
         Deferred Federal income taxes                                 38,001
                                                                   ----------

                  Total Deferred Credit                                                          38,001

Stockholder's Equity
         Common stock-1, 000,000 authorized,
                  750,000 shares issued and
                  outstanding; on par value                            10,000
         Retained earnings                                            214,843
                                                                   ----------

                           Total Stockholder's Equity                                           224,843
                                                                                            -----------

                                    Total Liabilities and
                                            Stockholder's Equity                            $   510,182
                                                                                            -----------


                                       65


                            AUTOFUND SERVICING, INC.

                    Statement of Income and Retained Earnings
                     Seven Month Period Ended July 31, 2000

Income
<

         Servicing income                                                                   $ 1,405,800

Direct Costs

         Salaries & wages                                          $   567,369
         Temporary staff                                               114,428
         Payroll taxes                                                  31,116
         Telephone                                                      55,231                  768,144
                                                                   -----------              -----------

                  Gross Profit                                                                  637,656


Operating Expenses

         Officer & office salaries                           119,458
         Rent                                                 57,166
         Insurance                                            34,504
         Professional fees                                    78,170
         Depreciation                                         20,413
         Computer expenses                                    13,976
         Office                                               12,081
         Repairs                                               3,471
         Travel                                               13,163
         State franchise taxes                                 3,471
         Payroll taxes                                         8,225
         Equipment lease                                       3,234
         Dues & subscriptions                                  2,728
         Contract labor                                        7,106
         Fees & permits                                        8,389
         Employee training                                       744
         Conferences                                           2,329
         Advertising                                           2,483



         Auto expense                                                    2,096
         Licenses and taxes                                             14,983
         Entertainment                                                   3,636                  412,013
                                                                   -----------              -----------

                  Operating Income                                                              225,643

Income Tax Expense
         Current                                                        33,250
         Deferred                                                       38,001                   71,251
                                                                   -----------              -----------

                  Net Income                                                                    154,392

Retained Earnings - December 31, 1999                                                            60,451
                                                                                            -----------

Retained Earnings - July 31, 2000                                                           $   214,843
                                                                                            -----------





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



                            AUTOFUND SERVICING, INC.

                             Statement of Cash Flows
                 For the Seven Month Period Ended July 31, 2000


Cash Flows from operating Activities:

         Net Income                                                    $        154,392
         Adjustments to reconcile net income to net
                  Cash provided (used) by operating activities
         Deferred income taxes                                                   38,001
         Depreciation                                                            20,413
         Change in operating assets and liabilities:
                  Accounts receivable                                          (249,308)
                  Accounts payable                                               74,052
                  Federal income taxes payable                                   33,250
                  Accrued liabilities                                            42,912
                                                                       ----------------

                           Net Cash Provided (Used) by
                                Operating Activities                            113,712

Cash Flows from Financing Activities:

         Equipment purchases                                                    (63,197)
                                                                       ----------------

                  Net Cash Provided (Used) by
                       Investing Activities                                     (63,197)

Cash Flows from Financing Activities:

         Payment on long term payable                                           (34,000)
                                                                       ----------------

                  Net Cash Provide (Used) for
                       Financing Activities                                     (34,000)
                                                                       ----------------

Net Increase in Cash                                                             16,515

Cash - December 31, 1999                                                         20,542
                                                                       ----------------

Cash - July 31, 2000                                                   $         37,057
                                                                       ----------------

Supplemental Disclosures of Cash Flow Information:
         Interest paid                                                 $            -0-
                                                                       ----------------

         Federal income taxes paid                                     $         15,000
                                                                       ----------------

                            AUTOFUND SERVICING, INC.

                          Notes to Financial Statements
                                  July 31, 2000

        NOTE A- NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES
        ----------------------------------------------------------------

Nature of Business: The company services deficient portfolios for leaders nationwide. These portfolios are a combination of written off accounts, bankruptcy accounts and other accounts placed for collection. The company currently provides these services on a fee basis. Future plans include a direct acquisition of these portfolios purchased at a discount.

Management Estimates: The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounts Receivable: The balance in accounts receivable is considered by management to be collectible in full. Uncollectible accounts are charged to operations when management deems them to be bad debts.

Property and Equipment: Property and equipment is started at cost. Depreciation is expensed using straight-line and accelerated methods over the estimated useful lives of the assets. The estimated useful lives are building-30 to 40 years; equipment and tools-5 to 7 years; software-5 years; furniture and fixtures-5 to 7 years.

Federal Income Taxes: These statements have been prepared on the accrual, basis. For Federal income tax purposes, the Company reports income on the cash method. Deferred income taxes are provided for differences in timing in reporting certain income and expenses for financial statement and tax purposes.

                           NOTE B - FEDERAL INCOME TAX

The company complies with Statement of Financial Accounting Standards No. 109 (FAS 109) Accounting for Income Taxes. A FA 109 recognizes deferred taxes on the liability method using currently enacted tax rates scheduled to be in effect when the temporary differences reverse. No charge or credit to income was recognized by the Company as a result of its compliance with FAS 109.

Depreciation expense for financial statements is $20,413. For Federal income tax purposes depreciation expense is $32,998.

                            AUTOFUND SERVICING, INC.

                          Notes to Financial Statements
                                  July 31, 2000


For the period ended July 31, 2000, entertainment expenses in the amount of $3,363 was not deductible for Federal tax purposes. This is a permanent timing difference and does not require an adjustment for deferred income tax.

                      NOTE C - CONCENTRATION OF CREDIT RISK

The company complies with statement of Financial Accounting Standards #105. This statement requires disclosure of information regarding financial instruments with off balance sheet risk and financial statements with concentration of credit risk. Autofund Servicing, Inc. trade territory covers substantially the entire Untied States. The corporation grants credit to customers whose businesses are located in that area.

                   NOTE D - FAIR VALUE OF FINANCIAL STATEMENTS

The following methods and assumptions were used to estimate the fair value of financial instruments:

         Cash - The carrying account reported in the balance sheet approximates its fair value.

         Accounts Receivable and Accounts Payable - The carrying account reported in the balance sheet approximates its fair value.

                              NOTE E - COMMITMENTS

The Company has a lease agreement in place covering office facilities. This agreement expires September 30, 2005. However, the agreement contains two renewal options every three years, each with a term of three years. The following is a schedule of future rent commitments for the next five years:

              Year Ended July 31,
                    2001                  $   226,376
                    2002                      240,597
                    2003                      240,597
                    2004                      240,597
                    2005                      240,597
                                          -----------
                                          $ 1,188,764

                            AUTOFUND SERVICING, INC.

                          Notes to Financial Statements
                                  July 31, 2000

                        NOTE F - RISKS AND UNCERTAINTIES

The company's future operating results may be affected by a number of factors. Currently, the company is servicing a portfolio for a major banking customer under an agreement, which is modified from time to time. The most recent amendment increased the company's fee structure from 29% f collections to 45% of collections. The customer also reimburses the company for out of pocket expenses. Company management is continually seeking additional business either in the form of a fee based collection service or in a circumstance whereby the company will purchase a portfolio at a substantially discount and will then own any proceeds collected on those accounts. At the balance sheet date, management was in negotiation with several potential customers to provide service or structure a direct purchase of accounts.

                       NOTE G - RLATED PARTY TRANSACTIONS

The sole shareholder has advanced funds to the company. Payments are made periodically when cash flow allows. Because actual repayments are uncertain, management has categorized this balance as a long-term liability.

On July 25, 2000 the sole shareholder of the company entered into an agreement with Autofund Servicing, Inc., a Nevada Corporation, to exchange 100% of the issued and outstanding shares of Autofund Servicing, Inc., a Texas Corporation, for 18 million shares (90% of the outstanding shares) of the Nevada Corporation. Accordingly, Autofund Servicing, Inc., a Texas Corporation, will become a wholly owned subsidiary of Autofund Servicing, Inc., a Nevada Corporation.

                           NOTE H - SUBSEQUENT EVENTS

As part of the company's continuing efforts to expand business operations, management has entered into discussions with several investors and lending institutions to provide capital or lines of credit to purchase portfolios and cover operating expenses during the transition period from the time portfolios are acquired for servicing until such time as operations have sufficient cash flow. This cycle normally requires approximately 90 days to mature.

As of the date of this report, management has signed a servicing agreement with a new lender. The new portfolio has 15,500 customers with a total value of $86,000,000. The service rate if 50% of collections. According to the terms of the contract the company will absorb all collection expenses. The company will have the option to purchase this portfolio in 90 days for $1,395,000 or $.016 on the dollar, which ever is less.

Legal Matters

The validity of the securities will be passed upon for the Corporation by this Orsini & Rose Law Firm, P.A. St. Petersburg, Florida. The Orsini & Rose Law Firm will rely upon other counsel in all matters involving Texas law.

Experts

All financial  statements included in this prospectus have been audited by Barry
L. Friedman, CPA and Wesley F. Crowley, CPA. The Corporation has relied on the reports and audits of both of these independent accountants, given on their authority as experts in accounting and auditing, and being in accordance with generally accepted accounting principles.


















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